Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARMOT THERAPEUTICS INC.

The undersigned, Heather Turner, hereby certifies that:

1. She is the duly elected and acting Chief Executive Officer of Carmot Therapeutics Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on January 18, 2008.

3. The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Carmot Therapeutics Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 56,795,917 shares, each with a par value of $0.001 per share. 33,000,000 shares shall be Common Stock and 23,795,917 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 3,431,745 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 1,977,878 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 3,215,335 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 6,798,176 shares.

The fifth series of Preferred Stock shall be designated “Series D-1 Preferred Stock” and shall consist of 1,853,391 shares. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 6,519,392 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). The Series D Preferred Stock and the Series D-1 Preferred Stock shall be referred to herein collectively as the “Series D Preferred.”

1. Dividend Provisions.

(a) Preferred Stock. The holders of shares of Preferred Stock shall be entitled to receive dividends at the applicable Dividend Rate (as defined below), out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation. The “Dividend Rate” shall mean $0.0504 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, $0.5092 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, $1.1681 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, $1.5350 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, $1.3048 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D-1 Preferred Stock, and $1.8407 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred Stock. Such dividends shall be payable quarterly only when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Common Stock. After payment of such dividends described in Section 1(a) above, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

(c) Non-Cash Distributions. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Waiver. The holders of any series of Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series of Preferred Stock, voting as a separate class (or, with respect to the Series D Preferred, the affirmative vote or written consent of the holders of at least 55% of the outstanding shares of Series D Preferred, voting together as a single class (the “Series D Preferred Majority”)).

2. Liquidation.

(a) Preference. In the event of a Liquidation Transaction (as defined below), either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive out of the proceeds or the consideration received in such transaction or assets of the Corporation available for distribution to its stockholders (collectively, the “Proceeds”), prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of: (i) one (1) times the applicable Original Issue Price for each share of Preferred Stock then held by them, plus declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of the applicable series of Preferred Stock been converted to Common Stock (but only to the extent that the Initial Consideration, as defined below, plus all Contingent Consideration, as defined below, distributed to the stockholders of the Corporation would have resulted in a greater total distribution of Proceeds to the holder of such Preferred Stock upon conversion to Common Stock) pursuant to Section 4 prior to such Liquidation Transaction. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive as if all amounts payable on or with respect to such shares were paid in full. Notwithstanding the foregoing, in the event that the Corporation authorizes or creates a new series of Preferred Stock after the Purchase Date (as defined below) with a liquidation preference that is senior to the liquidation preference of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock and the Series E Preferred Stock, the certificate of incorporation authorizing or creating such new series of Preferred Stock shall provide that the liquidation preference of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock and the Series E Preferred Stock shall be paid prior and in preference to any distribution of the assets of the Corporation to the holders of the Series A Preferred Stock and Common Stock. For purposes of this Restated Certificate, the “Series A Original Issue Price” shall mean $0.63 per share of Series A Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series B Original Issue Price” shall mean $6.3656 per share of Series B Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series C Original Issue Price” shall mean $14.5808 per share of Series C Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series D Original Issue Price” shall mean $19.18799 per share of Series D Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, the “Series D-1 Original Issue Price” shall mean $16.30980 per share of Series D-1 Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares, and the “Series E Original Issue Price” shall mean $23.00825 per share of Series E Preferred Stock, as adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or similar events with respect to such shares.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (i) voluntarily or involuntarily liquidate, dissolve or windup; (ii) sell, convey, or otherwise dispose of all or substantially all of its assets; (iii) exclusively license (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money or as approved by the Board of Directors, including at least one of the Preferred Directors (as defined below) all or substantially all of the intellectual property assets of the Corporation; or (iv) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction, unless elected otherwise, a “Liquidation Transaction”); provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction). The treatment of any particular transaction or series of related transactions as a Liquidation Transaction may be waived by the affirmative vote or written consent of the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred and Series E Preferred Stock, voting together as a single class and on an as-converted basis (the “Preferred Majority”).

(ii) Valuation of Consideration. In the event of a Liquidation Transaction as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, if any, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived by the Preferred Majority, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the Preferred Majority.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with or waived by the Preferred Majority in accordance with this Section 2(c)(i), the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

(d) Allocation of Contingent Consideration. In the event that in connection with a Liquidation Transaction any portion of the consideration payable to the Corporation or to the stockholders of the Corporation is placed into escrow and/or is payable to the Corporation or the stockholders of the Corporation subject to contingencies, including but not limited to earn-out payments (collectively, “Contingent Consideration”), then (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and Section 2(b) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction, and (y) any Contingent Consideration which becomes payable to the Corporation or to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b) after taking into account payment of the Initial Consideration as part of the same transaction, and recalculating whether conversion of any shares of Preferred Stock into shares of Common Stock, as provided in Section 4 below, would have yielded to holders of such shares of Preferred Stock greater aggregate Proceeds than if such shares of Preferred Stock had not converted into Common Stock based upon the aggregate amount of the Initial Consideration plus all Contingent Consideration which becomes payable to the stockholders of the Corporation upon release from escrow and satisfaction of contingencies, as applicable, and if such recalculation yields such higher aggregate Proceeds, the distributions of Proceeds to the stockholders of the Corporation shall be made as if such holders of Preferred Stock converted their shares of Preferred Stock into Common Stock as of immediately prior to the closing of such Liquidation Transaction.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price then in effect for such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series A Conversion Price” shall be $0.63. The initial “Series B Conversion Price” shall be $6.3656. The initial “Series C Conversion Price” shall be $14.5808. The initial “Series D Conversion Price” shall be $19.18799. The initial “Series D-1 Conversion Price” shall be $16.30980. The initial “Series E Conversion Price” shall be $23.00825. Each such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with a pre offering valuation of the Corporation, based on the initial public offering price per share multiplied by the Common Stock outstanding (including Common Stock issuable upon conversion of the Preferred Stock) immediately prior to the offering, which is not less than $550,000,000 and which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the Preferred Majority.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The applicable Conversion Price of a series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the applicable Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new applicable Conversion Price shall be determined by multiplying the applicable Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such applicable Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than (clauses (1) – (9), collectively, the “Exempted Securities”):

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) shares of Common Stock issued by the Corporation up to a maximum amount of 4,298,609 shares, and options issued by the Corporation to purchase such shares of Common Stock (or such greater number as is approved by the Board of Directors, including at least one of the Preferred Directors (as defined below)), to employees, independent contractors, officers, or directors of the Corporation pursuant to stock purchase agreements, equity incentive plans or agreements, stock bonus awards, or other incentive stock arrangements (collectively, “Incentive Equity”) (which maximum amount of shares of Common Stock and options therefore includes Incentive Equity outstanding as of the date this Restated Certificate is filed with the Secretary of State of Delaware, the “Filing Date”); provided, however that any options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new options);

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions for which the exception to the definition of Additional Stock is approved by the Board of Directors, including at least one of the Preferred Directors (as defined below);

(4) Common Stock or Preferred Stock issuable upon exercise of warrants, notes, or other convertible securities outstanding as of the date of this Restated Certificate;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, for which the exception to the definition of Additional Stock is approved by the Board of Directors, including at least one of the Preferred Directors (as defined below);

(6) Common Stock issued upon conversion of the Preferred Stock;

(7) Common Stock issued or issuable in a Qualified IPO;

(8) Capital stock issued or issuable in connection with technology agreements or sponsored research agreements for which the exception to the definition of Additional Stock is approved by the Board of Directors, including one of the Preferred Directors (as defined below); and

(9) With respect to each series of Preferred Stock, shares of Common Stock issued or issuable with the affirmative vote of a majority of the then outstanding shares of such series of Preferred Stock, voting as a separate class (or, with respect to the Series D Preferred, the Series D Preferred Majority).

(C) No Fractional Adjustments. No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the applicable Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of a series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for a series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”), and the holders of Common Stock and the Preferred Stock, shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) For so long as at least 600,000 shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations, and the like), the holders of the shares of Preferred Stock, voting together as a separate class and on an as converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation (the “Preferred Directors”). The holders of shares of Preferred Stock and the holders of shares of Common Stock, voting together as a single class and an as converted to Common Stock basis, shall be entitled to elect any remaining directors of the Corporation.

(c) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock or different classes or series voting separately or together, the holders of shares of such class, series or different classes or series voting separately (or together, as the case may be), may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders, pursuant to the terms and conditions of that certain Amended and Restated Voting Agreement entered into as of or around the Filing Date by and among the Corporation and the stockholders named therein, as such may be amended in accordance therewith from time to time (the “Voting Agreement”). Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock (or the different classes or series voting separately, or together, as the case may be) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock (or different classes or series voting separately, or together as the case may be) represented at the meeting or pursuant to written consent, pursuant to the terms of the Voting Agreement.

6. Protective Provisions. So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Preferred Majority:

(a) effect a liquidation, dissolution or winding up, or a Liquidation Transaction (unless the stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section 2(c)(i) of this Article IV(B));

(b) alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock so as to affect adversely the shares of such series;

(c) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock or any series thereof, or total number of authorized shares of Common Stock;

(d) authorize, designate or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security (including debt securities), having a preference over, or being on a parity with, a series of Preferred Stock with respect to voting (other than the pari passu voting of Common Stock, when voting together with the Preferred Stock as a single class), dividends, redemption, conversion or upon liquidation; or authorize, designate or issue any options, warrants, other rights or equity securities exercisable, convertible and/or exchangeable for such capital stock, or once authorized, designated or issued, increase the amount of such authorized, designated or issued amounts;

(e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(f) amend this Restated Certificate or the Bylaws then in effect in a manner that would adversely alter or change the rights, preferences or privileges of any Preferred Stock unless such amendment is approved by a majority of the affected series of Preferred Stock (or, with respect to the Series D Preferred, the Series D Preferred Majority);

(g) effect a Liquidation Transaction;

(h) increase or decrease the authorized size of the Board of Directors;

(i) declare any dividend on any shares of Common Stock or Preferred Stock;

(j) issue debt in excess of $100,000, except with the approval of the Board of Directors, including at least one of the Preferred Directors; or

(k) amend this Section 6 of Article IV(B).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Corporate Opportunity. In the event that a member of the Board of Directors who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors) and that may be an opportunity of interest for both the Corporation and such Fund (a “Corporate Opportunity”), then the Corporation (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates; provided, however, that such director acts in good faith.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock under Section 1 of Article IV(B) and any other rights at the time outstanding as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law, provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the Delaware General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal Bylaws.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and/or officers, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any director or officer of the Corporation who was or is made or is threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, non-profit entity or predecessor to the Corporation, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

(C) The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any employee or agent of the Corporation who was or is made or is threatened to be made a party to a Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, non-profit entity or predecessor to the Corporation, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(D) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed in Berkeley, California, on May 23, 2023.

/s/ Heather Turner
Heather Turner, Chief Executive Officer